Exhibit 10.1

January 10, 2005

Confidential

Steve Coggins

Dear Steve

I am writing formally to accept your notice of resignation from SGI and SGI Ltd.  We appreciate your willingness to continue your service to SGI during the notice period prior to your retirement subject to the following changes to your role and to your employment terms and conditions during your notice period.

Changes to terms and conditions of employment effective 10 January 2005

New role/job title	Chairman EMEA

Reporting to	Chairman/CEO

Remuneration	You will be paid a basic salary of £18,000 for the remainder of the month of January, via the payroll in the normal way.

Bonuses

You will no longer be eligible for the Sales Executive Compensation Plan, Executive Incentive Plan or any other SGI bonus programme and your participation in any bonus programme applicable for Q3 FY05 and beyond is terminated without proration.

Employment Continuation Agreement	The Employment Continuation Agreement dated as of 23 October 2001 between you and SGI is terminated effective 10 January 2005 and will have no further force and effect.

Officer/ Directorships

Effective 10 January 2005, you will no longer be an officer of SGI. You will resign your positions as officer and/or director of any affiliate of SGI immediately upon the earlier of (i) the End Date (as defined below) or (ii) the request of the EMEA Legal Director.

Proprietary Information	All terms of your Employee Non-Disclosure Agreement will continue in full force and effect.

Changes to terms and conditions of employment effective 1 February 2005

Hours of work

From 1 February 2005  to the End Date  you will work on a part-time basis (25% of normal working month) until 30 June 2005 (in total, 27 days, less 3.5 days’ paid vacation = 23.5 days) to be worked in line with business needs at the direction of Philippe Miltin and/or the CEO.

End Date

30 June 2005 (or such later date as may be agreed pursuant to this agreement).  Any extensions beyond this planned End Date will be made by mutual written agreement on a month by month basis. You will not be entitled to receive any redundancy or other termination payment at the End Date, or to any pay in lieu of notice.

Remuneration

You will be paid a basic salary of £6,000 per month from 1 February – 30 June (Full time annual equivalent of £72,000), via the payroll in the normal way. Any additional days worked during this period must be agreed in advance and in writing with the Chairman/CEO and will be paid on a pro-rata basis.

Your employment benefits effective 1 February 2005

Car Allowance	Car Allowance of £1,030 per month

Paid holidays

Your prorated paid holiday entitlement will be 2 days in January. From February – June it will be 3.5 days including public holiday allowance. (From February, holidays will accrue at .5 days plus .2 days’ public holiday, so total .7 of a day per month)

Pension	Your monthly employee and employer pension contributions will be based on your new basic annualized salary.

Life assurance	Your life assurance cover will continue but will be based on your new basic annualized salary.

Sick pay & Permanent Health insurance	Your entitlement to permanent health insurance cover will continue but any benefits paid will be based on your new basic annualized salary.

Travel insurance	Your Travel Insurance cover under BUPA and your cover under the Global Business Travel Policy will continue unchanged.

EAR	You will continue to be eligible to use the EAR scheme.

ESPP	You will no longer be eligible to participate in the Employee Stock Purchase Plan as under the plan rules, employees must work at least 20 hours per week.

Stock Options

Your stock options will continue to vest during this extended notice period pursuant to the terms of the Amended and Restated 1993 Long-Term Incentive Stock Plan and applicable option agreement(s). Following the End Date, you may exercise all the stock options which have vested up to your End Date in accordance with the terms of the applicable option agreement(s).

All other terms and conditions of your employment will remain unchanged. Please confirm your acceptance of these terms and conditions by signing below and returning this letter to me.

Yours sincerely,

/s/ Larry Hicks

Larry Hicks

VP Human Resources

For Silicon Graphics Ltd and Silicon Graphics, Inc.

I confirm my acceptance of the above terms and conditions

Signed

/s/ Steve Coggins

Name

Steve Coggins

Date	1/10/05